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                                                                    EXHIBIT 11.1

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                                        SIX MONTHS ENDED JUNE 30, 2001
                                                            ------------------------------------------------------
                                                                NUMBER               PERCENT          EQUIVALENT
                                                               OF SHARES           OUTSTANDING          SHARES
                                                            --------------        ------------      --------------
COMMON STOCK
   From Founders' Stock                                          2,300,000              100.00%          2,300,000
   Stock Options Exercised                                       2,508,997              100.00%          2,508,997
   Preferred Stock Converted to Common Stock                    15,310,943              100.00%         15,310,943
   1994 Common Stock Offerings                                  11,242,857              100.00%         11,242,857
   1995 Common Stock Offerings                                   4,323,874              100.00%          4,323,874
   1996 Common Stock Offering                                    6,000,000              100.00%          6,000,000
   1999 Treasury Stock Transaction                                  (6,588)             100.00%             (6,588)
   March 2000 Debt Swap                                          3,789,715              100.00%          3,789,715
   Canadian Transaction                                            714,286              100.00%            714,286
   Employee Stock Purchase Plan Shares Issued                      190,651              100.00%            190,651
   Warrants Exercised                                              134,737              100.00%            134,737
                                                            --------------                          --------------
                                                                46,509,472                              46,509,472

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                     46,509,472

NET LOSS                                                                                               (72,897,000)

NET LOSS PER SHARE                                                                                  $        (1.57)
                                                                                                    ==============
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